GREENLIGHT RE ANNOUNCES FOURTH QUARTER AND YEAR-END 2023 FINANCIAL RESULTS

Achieves Record Underwriting Income of $32.0 million for Full Year 2023
GRAND CAYMAN, Cayman Islands – March 5, 2024 – Greenlight Capital Re, Ltd. (NASDAQ: GLRE) (“Greenlight Re” or the “Company”) today reported its financial results for the fourth quarter and year-ended December 31, 2023.

Fourth Quarter 2023 Highlights (all comparisons are to fourth quarter 2022 unless noted otherwise):

•Gross premiums written decreased 11.8% to $112.3 million;
•Net premiums earned increased 23.4% to $137.4 million;
•Underwriting income of $11.8 million compared to $6.5 million;
•Net income of $17.6 million, or $0.50 per diluted ordinary share, compared to $34.8 million, or $0.91 per diluted ordinary share;
•Combined ratio of 91.4%, compared to 94.2%;
•Total investment income of $13.6 million, compared to $32.5 million; and
•Fully diluted book value per share increased $0.59, or 3.7%, to $16.74, from $16.15 at September 30, 2023.

Full Year 2023 Highlights (all comparisons are to full year 2022):

•Gross premiums written increased 13.1% to $636.8 million;
•Net premiums earned increased 24.2% to $583.1 million;
•Underwriting income of $32.0 million compared to an underwriting loss of $10.7 million;
•Net income of $86.8 million, or $2.50 per diluted ordinary share, compared to $25.3 million, or $0.73 per diluted ordinary share;
•Combined ratio of 94.5%, compared to 102.3%;
•Total investment income of $66.1 million, compared to $69.0 million; and
•Fully diluted book value per share increased $2.41, or 16.8%, to $16.74, from $14.33 at December 31, 2022.

Greg Richardson, Chief Executive Officer of Greenlight Re, stated, “The Company ended the year with robust growth in fully diluted book value per share, driven by strong performance on both sides of the balance sheet.”

David Einhorn, Chairman of the Board of Directors, said, “2023 was a milestone year for the company with solid returns on both our underwriting and investing activities. We successfully executed several executive management transitions and believe we are well positioned going into 2024.”

Fourth Quarter 2023 Results

Gross premiums written in the fourth quarter of 2023 were $112.3 million, compared to $127.4 million in the fourth quarter of 2022. The $15.1 million decrease, or 11.8%, was timing-related primarily due to premium adjustments recorded in the fourth quarter based on revised premium estimates and updated reporting received from cedents. Earned premiums increased by $26.1 million, or 23.4%, to $137.4 million as the growth in premiums written throughout 2023 continued to earn out.

The Company recognized net underwriting income of $11.8 million in the fourth quarter of 2023. By comparison, the equivalent period in 2022 recognized net underwriting income of $6.5 million. The combined ratio for the fourth quarter of 2023 was 91.4%, compared to 94.2% for the equivalent period in 2022. The current-year loss ratio improved by 3.8%, driven by improved pricing on the in-force underwriting book.

The Company’s total investment income during the fourth quarter of 2023 was $13.6 million. The Company’s investment in the Solasglas fund, managed by DME Advisors, returned 0.3%, representing net income of $0.9 million. The Company reported $12.7 million of other investment income, primarily from interest earned on its restricted cash and cash equivalents.

The Company reported foreign exchange gains $3.9 million during the fourth quarter of 2023, due primarily to the pound sterling strengthening.

The net income of $17.6 million contributed to the 3.7% increase in fully diluted book value per share for the quarter, which increased to $16.74 per share at December 31, 2023.

Full Year 2023 Results

Gross premiums written were $636.8 million for the year ended December 31, 2023, an increase of $73.6 million, or 13.1%, compared to the comparable 2022 period. The increase was across all three categories as Property, Casualty, and Specialty premiums written increased 32.8%, 8.0%, and 12.9%, respectively.

Net premiums earned were $583.1 million for the year ended December 31, 2023, an increase of $113.7 million, or 24.2%, compared to the equivalent 2022 period.

The Company reported an underwriting income for the year ended December 31, 2023, of $32.0 million, which equates to a combined ratio of 94.5%. The equivalent 2022 period incurred an underwriting loss of $10.7 million, representing a combined ratio of 102.3%. The underwriting income for the year ended December 31, 2023, was driven primarily by lower catastrophe losses and favorable pricing in 2023, partially offset by strengthened reserves relating to prior years. By comparison, the underwriting loss for the year ended December 31, 2022, included losses related to the Russian-Ukrainian conflict and various natural catastrophe events.

Total investment income for the year ended December 31, 2023, was $66.1 million, compared to $69.0 million during the equivalent 2022 period. The Company’s investment in the Solasglas fund generated income of $28.7 million for the year ended December 31, 2023, compared to $54.8 million during the equivalent 2022 period.

The Company reported foreign exchange gains of $11.6 million during the year ended December 31, 2023, due primarily to the pound sterling strengthening.

The net income of $86.8 million contributed to the 16.8% increase in fully diluted book value per share for the year, which increased to $16.74 per share at December 31, 2023.

The following table summarizes the components of our combined ratio.

	Fourth Quarter		Full Year
Underwriting ratios	2023	2022	2023	2022
Loss ratio - current year	54.7%	58.5%	59.8%	67.4%
Loss ratio - prior year	0.5%	(1.3)%	1.9%	—%
Loss ratio	55.2%	57.2%	61.7%	67.4%
Acquisition cost ratio	30.7%	33.3%	29.0%	30.5%
Composite ratio	85.9%	90.5%	90.7%	97.9%
Underwriting expense ratio	5.5%	3.7%	3.8%	4.4%
Combined ratio	91.4%	94.2%	94.5%	102.3%
Greenlight Capital Re, Ltd. Fourth Quarter and Year-End 2023 Earnings Call

Greenlight Re will host a live conference call to discuss its financial results on Wednesday, March 6, 2024, at 9:00 a.m. Eastern Time. Dial-in details:

U.S. toll free             1-877-407-9753
International            1-201-493-6739

The conference call can also be accessed via webcast at:
https://event.webcasts.com/starthere.jsp?ei=1654363&tp_key=08652ad3de

A telephone replay will be available following the call through March 11, 2024.  The replay of the call may be accessed by dialing 1-877-660-6853 (U.S. toll free) or 1-201-612-7415 (international), access code 13744164. An audio file of the call will also be available on the Company’s website, www.greenlightre.com.
###

Non-GAAP Financial Measures
In presenting the Company’s results, management has included financial measures that are not calculated under standards or rules that comprise accounting principles generally accepted in the United States (GAAP). Such measures, including basic book value per share, fully diluted book value per share, and net underwriting income (loss), are referred to as non-GAAP measures. These non-GAAP measures may be defined or calculated differently by other companies. Management believes these measures allow for a more thorough understanding of the underlying business. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies and should be used to monitor our results and should be considered in addition to, and not viewed as a substitute for those measures determined in accordance with GAAP. Reconciliations of such measures to the most comparable GAAP figures are included in the attached financial information in accordance with Regulation G.

Forward-Looking Statements
This news release contains forward-looking statements concerning Greenlight Capital Re, Ltd. and/or its subsidiaries (the “Company”) within the meaning of the U.S. federal securities laws. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the U.S. federal securities laws. These statements involve risks and uncertainties that could cause actual results to differ materially from those contained in forward-looking statements made on the Company’s behalf. These risks and uncertainties include a downgrade or withdrawal of our A.M. Best ratings; any suspension or revocation of any of our licenses; losses from catastrophes; the loss of significant brokers; the performance of Solasglas Investments, LP; the carry values of our investments made under our Greenlight Re Innovations pillar may differ significantly from those that would be used if we carried these investments at fair value; and other factors described in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 5, 2024, as those factors may be updated from time to time in our periodic and other filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. The Company undertakes no obligation to publicly update or revise any forward-looking statements, which speak only as to the date of this release, whether as a result of new information, future events, or otherwise, except as provided by law.

About Greenlight Capital Re, Ltd.
Greenlight Re (www.greenlightre.com) provides multiline property and casualty insurance and reinsurance through its licensed and regulated reinsurance entities in the Cayman Islands and Ireland, and its Lloyd’s platform, Greenlight Innovation Syndicate 3456. The Company complements its underwriting activities with a non-traditional investment approach designed to achieve higher rates of return over the long term than reinsurance companies that exclusively employ more traditional investment strategies. The Company’s innovations unit, Greenlight Re Innovations, supports technology innovators in the (re)insurance space by providing investment capital, risk capacity, and access to a broad insurance network.

Investor Relations Contact
Karin Daly
Vice President, The Equity Group Inc.
(212) 836-9623
IR@greenlightre.ky

GREENLIGHT CAPITAL RE, LTD.
CONSOLIDATED BALANCE SHEETS

(expressed in thousands of U.S. dollars, except per share and share amounts)

	December 31, 2023	December 31, 2022
Assets
Investments
Investment in related party investment fund, at fair value	$258,890	$178,197
Other investments	73,293	70,279
Total investments	332,183	248,476
Cash and cash equivalents	51,082	38,238
Restricted cash and cash equivalents	604,648	668,310
Reinsurance balances receivable (net of allowance for expected credit losses)	619,401	505,555
Loss and loss adjustment expenses recoverable (net of allowance for expected credit losses)	25,687	13,239
Deferred acquisition costs	79,956	82,391
Unearned premiums ceded	17,261	18,153
Other assets	5,089	6,019
Total assets	$1,735,307	$1,580,381
Liabilities and equity
Liabilities
Loss and loss adjustment expense reserves	$661,554	$555,468
Unearned premium reserves	306,310	307,820
Reinsurance balances payable	68,983	105,135
Funds withheld	17,289	21,907
Other liabilities	11,795	6,397
Debt	73,281	80,534
Total liabilities	1,139,212	1,077,261
Shareholders' equity
Ordinary share capital (par value $0.10; authorized, 125,000,000; issued and outstanding, 35,336,732 (2022: Class A: par value $0.10; authorized, 100,000,000; issued and outstanding, 28,569,346: Class B: 2022: par value $0.10; authorized, 25,000,000; issued and outstanding, 6,254,715)	$3,534	$3,482
Additional paid-in capital	484,532	478,439
Retained earnings	108,029	21,199
Total shareholders' equity	596,095	503,120
Total liabilities and equity	$1,735,307	$1,580,381

GREENLIGHT CAPITAL RE, LTD.
CONSOLIDATED RESULTS OF OPERATIONS
(UNAUDITED)

(expressed in thousands of U.S. dollars, except percentages and per share amounts)

	Three months ended December 31		Year ended December 31
	2023	2022	2023	2022
Underwriting revenue
Gross premiums written	$112,338	$127,359	$636,810	$563,171
Gross premiums ceded	(7,022)	(11,456)	(42,762)	(33,429)
Net premiums written	105,316	115,903	594,048	529,742
Change in net unearned premium reserves	32,129	(4,518)	(10,901)	(60,265)
Net premiums earned	$137,445	$111,385	$583,147	$469,477
Underwriting related expenses
Net loss and loss adjustment expenses incurred:
Current year	$75,228	$65,135	$348,798	$316,367
Prior year	704	(1,440)	11,206	118
Net loss and loss adjustment expenses incurred	75,932	63,696	360,004	316,485
Acquisition costs	42,175	37,047	168,877	143,148
Underwriting expenses	5,541	3,779	19,587	13,813
Deposit interest expense	2,042	344	2,687	6,717
Net underwriting income (loss) (1)	$11,755	$6,519	$31,992	$(10,686)

Income from investment in SILP	$905	$30,370	$28,696	$54,844
Net investment income	12,662	2,161	37,367	14,139
Total investment income	$13,567	$32,531	$66,063	$68,983

Corporate expenses	$9,833	$5,100	$23,653	$17,793
Other (income) expense, net	(4,473)	(1,597)	(17,872)	11,777
Interest expense	2,367	790	5,344	4,201
Income tax expense (benefit)	(11)	7	100	(816)
Net income	$17,606	$34,750	$86,830	$25,342

Earnings per share
Basic	$0.52	$1.02	$2.55	$0.75
Diluted	$0.50	$0.91	$2.50	$0.73

1 Net underwriting income (loss) is a non-GAAP financial measure. See “ Key Financial Measures and Non-GAAP Measures” below for discussion and reconciliation of non-GAAP financial measures.

The following tables present the Company’s net premiums earned and underwriting ratios by line of business:

	Three months ended December 31				Three months ended December 31
	2023				2022
	Property	Casualty	Other	Total	Property	Casualty	Other	Total
	($ in thousands except percentage)
Net premiums earned	$22,685	$72,121	$42,639	$137,445	$14,820	$64,498	$32,067	$111,385
Underwriting ratios:
Loss ratio	44.8%	71.6%	33.2%	55.2%	82.6%	70.9%	17.9%	57.2%
Acquisition cost ratio	19.3	28.5	40.4	30.7	21.3	30.1	45.1	33.3
Composite ratio	64.1%	100.1%	73.6%	85.9%	103.9%	101.0%	63.0%	90.5%
Underwriting expense ratio				5.5				3.7
Combined ratio				91.4%				94.2%

	Year ended December 31				Year ended December 31
	2023				2022
	Property	Casualty	Other	Total	Property	Casualty	Other	Total
	($ in thousands except percentage)
Net premiums earned	$86,539	$331,196	$165,412	$583,147	$52,397	$289,820	$127,260	$469,477
Underwriting ratios:
Loss ratio	72.0%	68.0%	43.8%	61.7%	78.0%	71.0%	55.0%	67.4%
Acquisition cost ratio	18.7	30.5	31.3	29.0	22.2	29.0	37.4	30.5
Composite ratio	90.7%	98.5%	75.1%	90.7%	100.2%	100.0%	92.4%	97.9%
Underwriting expense ratio				3.8				4.4
Combined ratio				94.5%				102.3%

GREENLIGHT CAPITAL RE, LTD.
KEY FINANCIAL MEASURES AND NON-GAAP MEASURES

Management uses certain key financial measures, some of which are not prescribed under U.S. GAAP rules and standards (“non-GAAP financial measures”), to evaluate our financial performance, financial position, and the change in shareholder value. Generally, a non-GAAP financial measure, as defined in SEC Regulation G, is a numerical measure of a company’s historical or future financial performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented under U.S. GAAP. We believe that these measures, which may be calculated or defined differently by other companies, provide consistent and comparable metrics of our business performance to help shareholders understand performance trends and facilitate a more thorough understanding of the Company’s business. Non-GAAP financial measures should not be viewed as substitutes for those determined under U.S. GAAP.

The key non-GAAP financial measures used in this Annual Report are:
•Fully diluted book value per share; and
•Net underwriting income (loss).

These non-GAAP financial measures are described below.

Fully Diluted Book Value Per Share

Our primary financial goal is to increase fully diluted book value per share over the long term. We use fully diluted book value as a financial measure in our incentive compensation plan.

We believe that long-term growth in fully diluted book value per share is the most relevant measure of our financial performance because it provides management and investors a yardstick to monitor the shareholder value generated. Fully diluted book value per share may also help our investors, shareholders, and other interested parties form a basis of comparison with other companies within the property and casualty reinsurance industry. Fully diluted book value per share should not be viewed as a substitute for the most comparable U.S. GAAP measure, which in our view is the basic book value per share.

We calculate basic book value per share as (a) ending shareholders' equity, divided by (b) the total ordinary shares issued and outstanding, as reported in the consolidated financial statements. In prior years, we calculated the basic book value per share by modifying the denominator to exclude unearned performance-based restricted shares granted after December 31, 2021. We have revised this calculation in 2023 to eliminate the basic book value per share non-GAAP financial measure and have restated the 2022 comparative basic book value per share in the table below and elsewhere in this Annual Report to conform with the current presentation.

Fully diluted book value per share represents basic book value per share combined with any dilutive impact of in-the-money stock options and all outstanding restricted stock units “RSUs”. We believe these adjustments better reflect the ultimate dilution to our shareholders.

The following table presents a reconciliation of the fully diluted book value per share to basic book value per share (the most directly comparable U.S. GAAP financial measure):

	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Numerator for basic and fully diluted book value per share:
Total equity as reported under U.S. GAAP	$596,095	$575,865	$561,121	$510,041	$503,120
Denominator for basic and fully diluted book value per share:
Ordinary shares issued and outstanding as reported and denominator for basic book value per share	35,336,732	35,337,407	35,272,013	35,262,678	34,824,061
Add: In-the-money stock options and all outstanding RSUs	264,870	312,409	312,409	312,409	277,960
Denominator for fully diluted book value per share	35,601,602	35,649,816	35,584,422	35,575,087	35,102,021

Basic book value per share	$16.87	$16.30	$15.91	$14.46	$14.45
Fully diluted book value per share	$16.74	$16.15	$15.77	$14.34	$14.33

Net Underwriting Income (Loss)

One way that we evaluate the Company’s underwriting performance is by measuring net underwriting income (loss). We do not use premiums written as a measure of performance. Net underwriting income (loss) is a performance measure used by management to evaluate the fundamentals underlying the Company’s underwriting operations. We believe that the use of net underwriting income (loss) enables investors and other users of the Company’s financial information to analyze our performance in a manner similar to how management analyzes performance. Management also believes this measure follows industry practice and allows the users of financial information to compare the Company’s performance with that of our industry peer group.

Net underwriting income (loss) is considered a non-GAAP financial measure because it excludes items used to calculate net income before taxes under U.S. GAAP. We calculate net underwriting income (loss) as net premiums earned less net loss and loss adjustment expenses, acquisition costs, underwriting expenses (including related G&A expenses), and deposit interest expense. The measure excludes, on a recurring basis: (1) investment income (loss); (2) other income (expense) not related to underwriting, including foreign exchange gains or losses, and Lloyd’s interest income and expense; (3) corporate G&A expenses; and (4) interest expense. We exclude total investment income or loss, foreign exchange gains or losses, and Lloyd’s interest income or expense as we believe these items are influenced by market conditions and other factors unrelated to underwriting decisions. Additionally, we exclude corporate G&A and interest expenses because these costs are generally fixed and not incremental to or directly related to our underwriting operations. We believe all of these amounts are largely independent of our underwriting process, and including them could hinder the analysis of trends in our underwriting operations. Net underwriting income (loss) should not be viewed as a substitute for U.S. GAAP net income before income taxes.

The reconciliations of net underwriting income (loss) to income (loss) before income taxes (the most directly comparable U.S. GAAP financial measure) on a consolidated basis are shown below:

	Three months ended December 31		Year ended December 31
	2023	2022	2023	2022
	($ in thousands)
Income (loss) before income tax	$17,595	$34,757	$86,930	$24,526
Add (subtract):
Total investment (income) loss	(13,567)	(32,531)	(66,063)	(68,983)
Other non-underwriting (income) expense	(4,473)	(1,597)	(17,872)	11,777
Corporate expenses	9,833	5,100	23,653	17,793
Interest expense	2,367	790	5,344	4,201
Net underwriting income (loss)	$11,755	$6,519	$31,992	$(10,686)